EXHIBIT 99.1

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.

Bion Environmental Technologies, Inc. Announces Return to Trading on the OTC Bulletin Board; Names V.P. - Capital Markets/Investor Relations

June 6, 2007. New York, New York. Bion Environmental Technologies, Inc. ("Bion") (OTC BB: BNET) announced today that it has resumed trading on the
OTC Bulletin Board under the same symbol (BNET), effective today.   Bion has
completed the comment process on its Form 10-SB Registration Statement with the U.S. Securities & Exchange Commission. Bion has been subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, since January 14, 2007.

Bion has been traded on the Pink Sheets since early 2004, when it was delisted from the OTC Bulletin Board. At that time, the Company elected to discontinue its SEC filings while it was refining its technology to exploit an evolving opportunity: integration of large-scale livestock operations with efficient ethanol production. Prior to its delisting, Bion had traded on the OTC Bulletin Board since 1992.

Mark Smith, Bion's President, stated, "The timing of our return to the OTC Bulletin Board is appropriate in light of the Company's recent progress in moving towards commercial operations. Bion's waste management technology platform has demonstrated its effectiveness, as shown by the peer-reviewed data generated at the Devries Dairy in Texas. The Company expects to commence development of its first Integrated Project combining livestock operations and ethanol production in the near future."

Bion also announced that it has named Craig Scott to the position of Vice President - Capital Markets/Investor Relations. His duties will include investor relations and buy- and sell-side marketing. Mr. Scott previously served as Bion's Director of Investor Relations from 1997 to 2001 and has been a periodic consultant to the Company from 2001 until March 2006.

From April 2005 to August 2006, Mr. Scott served in a similar role (VP - Capital Markets upon departure) with Cano Petroleum, Inc. (Amex: CFW), an oil and gas production company specializing in unconventional oil recovery methods. During that period and immediately after, Cano successfully raised approximately $160 million in debt and equity financing and substantially
increased its institutional ownership.   Prior to that, from March 2004 to
April 2005, he was the National Sales Manager and Director of Investor Relations for Tri-Valley Corp. (Amex: TIV). During his tenure there, Tri-Valley was the number one performing energy company listed on the AMEX
(2004), based on year-to-year increase of share price.
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About Bion:  Bion Environmental Technologies, Inc.'s patented and proprietary technology platform reduces the environmental impact of Confined Animal Feeding Operations (CAFOs), such as dairies and cattle feeding operations, and enables integration of large scale CAFOs, ethanol production and end-product processing (milk, cheese, beef) in an environmentally and economically sustainable manner (Integrated Projects). Renewable energy - sufficient to provide the entire thermal energy requirements for the Integrated Project - is produced from the waste stream and utilized on-site, as is the ethanol corn by-product, enabling increased efficiencies and
profitability for all Project facilities.   Bion intends to focus its efforts
on development, operation and ownership of Integrated Projects in multiple states.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word "intends," "projects," "expects" and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

For further information, please visit the Company's website at www.biontech.com, or contact:

Mark A. Smith                          Craig Scott
President                              Vice President-Capital Markets/IR
719-256-5329                           303-843-6191 direct
mas@biontech.com                       cscott@biontech.com